Exhibit 10.0

Exhibit 10.0 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SEVENTH AMENDMENT TO DEVELOPMENT AGREEMENT

This SEVENTH AMENDMENT TO THE DEVELOPMENT AGREEMENT (this “Seventh Amendment”) is made and entered into as of April 7, 2006 (the “Seventh Amendment Effective Date”) by and between DIRECTV, Inc., a California corporation (“DIRECTV”), and TiVo Inc., a Delaware corporation (“TiVo”) (collectively, the “Parties”).

Recitals

Whereas, the Parties entered into that certain Development Agreement having an effective date of February 15, 2002 (the “Development Agreement”);

Whereas, the Parties have previously amended the Development Agreement via that certain First Consolidated Amendment dated October 31, 2002, that certain Second Amendment dated December 20, 2002, that certain Third Amendment dated January 8, 2003, that certain Fourth Amendment dated April 17, 2003, that certain Fifth Amendment dated December 19, 2003, and that certain Sixth Amendment dated April 30, 2004; and

Whereas, the Parties wish to further amend certain provisions in the Development Agreement.

Now, Therefore, the Parties agree as follows:

Agreement

Unless stated otherwise, capitalized terms used herein shall have the meanings set forth in the Development Agreement.

1.	Definitions. Section 1.15 is hereby deleted and replaced in its entirety by the following:

“1.15 “TiVo Software” shall mean the version of software most recently deployed by DIRECTV for each of the Combination Receivers.”

In addition, Article I is hereby amended to add the following provisions:

“1.20 “DIRECTV Covered System” means a [*] for providing [*].

1.21 “IPG” means [*] which allows [*] information [*]

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combined with the [*].

1.22 “PVR” means a [*] that [*].

1.23 “Satellite Receiver” means a [*] that [*].

1.24 “Subsidiary” of an entity (the “Parent Entity”) means any entity, the majority voting power of which is controlled, directly or indirectly, by the Parent Entity.

1.25 “TiVo Licensed Technology” means any technology or intellectual property rights therein licensed by TiVo or a TiVo Subsidiary to a TiVo distributor or TiVo licensee for use in a TiVo Covered System pursuant to a bona fide commercial transaction, which technology or intellectual property is actually implemented or used in a specific TiVo Covered System utilized, deployed or otherwise exploited by such TiVo distributor or TiVo licensee. For clarity, TiVo Licensed Technology does not include any technology provided or supplied by a TiVo distributor or TiVo licensee for implementation or use in a TiVo Covered System.

1.26 “TiVo Covered System” means [*] systems related to [*].

1.27 “T & M Rate” means [*] until the first anniversary of the Seventh Amendment Effective Date and, in each subsequent year, [*] rate determined by multiplying the [*] rate from the preceding year times [*].”

2.	Project Change Requests. Section 2.3(f) of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“(f) Project Change Requests. Each party may initiate a project change request (“PCR”) regarding the features of the TiVo Software by submitting to the other party a detailed description of the PCR in the form attached as Exhibit I (Project Change Request Form). The parties will work together in good faith to estimate the feasibility, schedule and cost of each PCR, with such estimate to be completed within 30 days of a party’s initiation of the PCR. With respect to PCRs initiated by DIRECTV, each such PCR shall be priced by TiVo at the T & M Rate. The party initiating the PCR will accept or reject the PCR within 30 days of completion of the estimate. Once provided with schedule and cost, neither Party is under an obligation to accept the PCR, provided that TiVo may not reject a PCR initiated by DIRECTV if DIRECTV agrees to pay for the

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changes described in the PCR at the T & M Rate and provides TiVo a commercially reasonable amount of time to perform the changes described in the PCR, including, without limitation, all development and testing necessary to implement such changes. Upon mutual acceptance of the PCR, the Parties will work together to prepare a finalized development schedule, product requirement document and associated fee schedule in order to implement the accepted PCR.”

3.	Corrections. Section 2.4 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“2.4 Corrections. Notwithstanding the foregoing, if at any time during the Term of this Agreement DIRECTV or TiVo determines (i) that there is a defect in the design for any of the DIRECTV-TiVo combination receivers (the “Combination Receivers”) as provided by TiVo under this Agreement; or (ii) that a Combination Receiver design as provided by TiVo or the TiVo Software as provided by TiVo does not comply with the DIRECTV Technology, Exhibit A (Development Schedule and Specifications), the Interface Specifications (if applicable), the ATSC specifications (if applicable), or any applicable product requirement document or specifications attached to any amendment to this Agreement, each of the foregoing as amended by any mutually agreed PCR, TiVo has an obligation to promptly correct such defect or non-compliance in accordance with the provisions set forth in this Section 2.4.

(a) DIRECTV shall promptly notify TiVo of any such defect or non-compliance and shall provide TiVo with sufficient supporting information and materials reasonably requested by TiVo to verify, diagnose and correct the reported defect or non-compliance. In the event of a dispute regarding whether there is a defect or non-compliance, or failure by TiVo to promptly perform such correction, DIRECTV and TiVo shall immediately communicate such dispute to the appropriate business/project manager when such party becomes aware of the dispute. If such dispute cannot be mutually resolved by such business/project managers within five (5) business days, then such dispute shall be immediately referred to the senior management of each party for discussion and attempted resolution. Further, the parties agree to collaborate on a remedy of such defect as promptly as commercially reasonable, but not more than ten (10) business days from the time senior management begin discussions. The foregoing represents DIRECTV’s sole and exclusive remedy for any defect or non-compliance in the designs or TiVo Software provided hereunder; provided, that in the event TiVo materially breaches its obligations to correct such defect or non-compliance, DIRECTV shall be entitled to exercise any and all legal and equitable remedies available in accordance with the terms of this Agreement, including, but not limited to, release of the deliverables from the Software Escrow Account, as provided pursuant to Article XI (Network Operation Continuity). For [*] following the end of the Term of this Agreement, upon DIRECTV’s request, TiVo agrees to provide the services set forth in this Section 2.4 at commercially

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reasonable rates and subject to reasonable terms and conditions consistent with those set forth herein.

(b) TiVo shall maintain sufficient staff and resource availability to fulfill its correction obligations under this Section 2.4. In the event of any defect or non-compliance that prevents operation of the material functions of any Combination Receiver, TiVo shall promptly allocate no less than 2 dedicated personnel with appropriate experience and expertise to diagnose and correct such defect or non-compliance, until such time as the correction is completed. In each instance, TiVo shall cooperate with DIRECTV and provide sufficient resources to permit the completion of any necessary TiVo Software download to all affected Combination Receivers within a timeframe of no less than nine (9) weeks from the start of such download, provided that such timeframe will be increased for any delays not attributable to TiVo.”

4.	Reno, Provo and Two-Chip Receiver Fees. A new Section 3.4(d) is hereby added to the Development Agreement, to read as follows:

“(d) Notwithstanding anything in this Section 3.4 to the contrary, commencing on the Seventh Amendment Effective Date and continuing through the expiration or termination of this Agreement, DIRECTV shall pay to TiVo monthly DVR/PVR Service Fees of not less than [*] per month. For purposes of clarification, if the actual calculation of DVR/PVR Service Fee payments pursuant to this Article III declines below [*] at any time during the Term, DIRECTV will continue to make DVR/PVR Service Fee payments of [*] per month (but not beyond the expiration or termination of this Agreement). Upon the mutual agreement of the parties, DIRECTV may advance some or all of the DVR/PVR Service Fees for any particular month to TiVo. Any such advance will reduce the minimum required monthly DVR/PVR Service Fees in that particular month by the amount of the advance (i.e., the minimum DVR/PVR Service fee for a particular month would be [*] minus the amount of such DVR/PVR Service Fees paid to TiVo in advance).”

5.	Development Credits. A new Section 3.14 is hereby added to the Development Agreement, to read as follows:

“3.14 Development Credits. On an annual basis commencing on February 1, 2007, DIRECTV shall be entitled to a non-refundable “Development Credit” [*] made to TiVo during the prior 12 months; provided, however, that the Development Credit in any particular year will be calculated without regard to whether DVR/PVR Service Fees have been advanced to TiVo pursuant to Section 3.4(d). The Development Credits shall be applied against amounts payable by DIRECTV to TiVo for development services undertaken pursuant to an accepted PCR as set forth in Section 2.3(f), provided, however, any Development Credits to which DIRECTV is entitled as of February 1 of a given year must be used by no later than January 31 of the subsequent year. Development Credits

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not used by January 31 of the subsequent year shall be forfeited. DIRECTV may elect to use Development Credits to which DIRECTV expects to be entitled as of February 1 of a given year, up to a maximum of [*] or such greater amount agreed by TiVo, toward amounts payable by DIRECTV to TiVo for development services undertaken pursuant to an accepted PCR (e.g., if amounts are payable prior to February 1 of a given year). By way of example and not of limitation, between the Seventh Amendment Effective Date and January 31, 2007, DIRECTV may elect to apply up to [*] of Development Credits that DIRECTV expects to receive as of February 1, 2007, against amounts payable pursuant to an accepted PCR; and the remaining Development Credits that DIRECTV receives as of February 1, 2007 must be used between February 1, 2007, and January 31, 2008. In the event that TiVo agrees to perform development services with a value, based on the T & M Rate, in excess of DIRECTV’s Development Credits, DIRECTV shall pay TiVo such excess amount, based on the T & M Rate.”

6.	Technology License. Section 4.6 is hereby deleted and replaced in its entirety with the following:

“At any time between the Effective Date and the Seventh Amendment Effective Date, DIRECTV may, at its option, elect to enter into a technology license agreement with TiVo in the form attached hereto as Exhibit J (the “Technology License Agreement”) by providing TiVo with written notice of DIRECTV’s election to exercise such option. Upon such notice, the parties shall execute the Technology License Agreement and DIRECTV shall pay to TiVo the applicable license fee set forth in Section 6.1 of the Technology License Agreement.”

7.	Manufacturing and Distribution License. Section 4.8(a) of the Development Agreement is hereby amended to add the following sentence at the end:

“It is expressly agreed and understood that DIRECTV’s license to manufacture and distribute additional units of the Combination Receivers containing TiVo Software, as set forth in items (i), (iv) and (vii) above, shall continue solely through the expiration of the Grace Period as described in Section 9.5. All other license provisions set forth above shall continue through the Term, and shall survive the termination or expiration of the Term to the extent provided in Section 9.5.”

In addition, Section 4.8(b) of the Development Agreement is hereby amended to add the following sentence at the end:

“In addition, DIRECTV (x) acknowledges that any use of TiVo’s trademarks as permitted hereunder or under the Original Marketing Agreement will inure to TiVo’s benefit and (y) will comply with TiVo’s trademark usage guidelines and policies set forth at www.tivo.com/resources in connection with any use of TiVo’s trademarks in connection with DIRECTV’s distribution of Combination Receivers hereunder.”

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8.	Phoenix-Specific Tools. Section 4.11 of the Development Agreement is hereby amended to add the following paragraph at the end:

“The rights and obligations set forth in this Section 4.11 will expire as of the Seventh Amendment Effective Date.”

9.	Support. A new Section 4.12 is hereby added to the Development Agreement, to read as follows:

“4.12 Support. TiVo shall provide to DIRECTV such services and support with respect to the Combination Receivers and subscribers as are currently provided as of the Seventh Amendment Effective Date, continuing throughout the Term, so as to allow the Combination Receivers to continue to function in the manner they are functioning as of the Seventh Amendment Effective Date, including, without limitation, all DVR/PVR Functionality. Examples of such services and support include, without limitation, the actions that TiVo undertakes to set a subscriber’s privacy status when the subscriber opts out of aggregate data collection.”

10.	No Consents. Section 5.3 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“5.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by TiVo with the provisions hereof or thereof (i) are not and will not be inconsistent with TiVo’s Charter or Bylaws, (ii) do not and will not contravene any Laws (as defined below) applicable to TiVo, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which TiVo is a party or by which it is bound or requires the consent or approval of, the registration with or the taking of any action by, any federal, state or local government authority or agency or other person.”

In addition, Section 6.3 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“6.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by DIRECTV with the provisions hereof or thereof (i) are not and will not be inconsistent with DIRECTV’s Charter or Bylaws, (ii) do not and will not contravene any Laws applicable to DIRECTV, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which DIRECTV is a party or by which it is bound or requires the consent or approval of, the registration with or the taking of any action in respect by, any federal, state or local government authority or agency or other person.”

11.	TiVo Covenant Not To Assert. Section 7.4 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“7.4. TiVo Covenant

(a) Covenant. During the Term (and thereafter as set forth in Section 7.4(b)), TiVo covenants that neither TiVo nor any of its Subsidiaries shall assert against The DIRECTV Group, Inc. (“Group”), the Subsidiaries of Group (including DIRECTV, the “DIRECTV Subsidiaries”), or [*] any claim of infringement of any patent or patent application (including any patent(s) which may issue therefrom) owned or controlled by TiVo or TiVo’s Subsidiaries during the Term (collectively, “TiVo Patents”) by any DIRECTV Covered System utilized, deployed or otherwise exploited in the Territory by or on behalf of the DIRECTV Subsidiaries, provided DIRECTV is not in material breach of any term of this Agreement (and the Group and the other DIRECTV Subsidiaries have not taken any action that, if taken by DIRECTV, would be a breach hereof) which remains uncorrected after the proper notice of such material breach and within the cure period specified in this Agreement. Beginning on the Seventh Amendment Effective Date, no later than 30 days after each calendar month, DIRECTV will provide TiVo’s Accounts Payable department ([*] ) [*] DIRECTV during such calendar month solely for TiVo to [*]. TiVo shall treat such reports as confidential and proprietary information of DIRECTV under this Agreement, and shall be authorized to share such reports solely on a need to know basis with third parties who agree to (i) use such reports solely [*], and (ii) maintain the confidentiality of such reports.

(b) Post-Termination. It is expressly understood and agreed that the covenant and the other terms and conditions set forth in this Section 7.4 shall continue in perpetuity after the Term with respect to DIRECTV Covered System units deployed prior to the end of the Term unless TiVo terminates this Agreement as a result of DIRECTV’s uncured breach.

(c) Effect of Sale. In the event of a sale by TiVo or TiVo’s Subsidiaries of any TiVo Patent or rights thereunder, the covenant and the other terms and conditions set forth in this Section 7.4 shall run with such TiVo Patent and be binding upon successors or assigns of any such TiVo Patent or rights thereunder.”

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12.	DIRECTV Covenant Not To Assert. Section 7.5 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“7.5. DIRECTV Covenant

(a) Covenant. During the Term (and thereafter as set forth in Section 7.5(b)), DIRECTV covenants that neither DIRECTV, Group, nor any of the other DIRECTV Subsidiaries shall assert against TiVo, TiVo’s Subsidiaries, [*] any claim of infringement of any patent or patent application (including any patent(s) which may issue therefrom) owned or controlled by DIRECTV, Group, or any of the other DIRECTV Subsidiaries during the Term (collectively, “DIRECTV Patents”) by any TiVo Covered System utilized, deployed or otherwise exploited in the Territory by or on behalf of (i) TiVo or any TiVo Subsidiary, (ii) any [*] or (iii) any [*]; provided TiVo is not in material breach of any term of this Agreement (and TiVo’s Subsidiaries have not taken any action that, if taken by TiVo, would be a breach hereof) which remains uncorrected after the proper notice of such material breach and within the cure period specified in this Agreement. The foregoing covenant shall be suspended, solely with respect to [*], in the event that such [*].

(b) Post-Termination. It is expressly understood and agreed that the covenant and the other terms and conditions set forth in this Section 7.5 shall continue in perpetuity after the Term with respect to TiVo Covered System units deployed prior to the end of the Term unless DIRECTV terminates this Agreement as a result of TiVo’s uncured breach.

(c) Effect of Sale. In the event of a sale by DIRECTV, Group or any of the other DIRECTV Subsidiaries of any DIRECTV Patent or rights thereunder, the covenant and the other terms and conditions set forth in this Section 7.5 shall run with such DIRECTV Patent and be binding upon successors or assigns of any such DIRECTV Patent or rights thereunder.”

13.	Initial Term. Section 9.1 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“9.1 Initial Term The term of this Agreement (the “Term”) shall be eight (8) years from the Effective Date.”

14.	Other. Sections 9.5(a), (b), (c) and (d) of the Development Agreement are hereby deleted and replaced in their entirety with the following:

“(a) Termination or Expiration. In the event this Agreement is terminated for any reason or in the case of expiration of this Agreement, unless otherwise provided for herein, all licenses and payment obligations shall terminate. Subject to DIRECTV’s compliance with the terms and conditions of Section 4.8 (including, without limitation,

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the license restrictions set forth in Section 4.8(b)), DIRECTV shall be entitled, solely for 180 days (the “Grace Period”) following the earlier of (x) February 12, 2007 or (y) the effective date of termination (the earlier of (x) and (y), the “Clear Date”), to exercise its rights under Section 4.8 to manufacture, distribute, sell, and otherwise clear any Combination Receivers that are in existence in the manufacture, production, distribution, retail or sales chain on the Clear Date (“Grace Period Devices,” and together with any other activated Combination Receivers, the “Outstanding Receivers”). Subject to DIRECTV’s compliance with the terms and conditions of Section 4.8 (including, without limitation, the license restrictions set forth in Section 4.8(b)), DIRECTV shall be entitled to a perpetual license to support, maintain and otherwise service such Outstanding Receivers (including the rights set forth in Section 4.8(a)(ii) (not including the right to make or have made improvements to the TiVo Technology), Section 4.8(a)(iii), Section 4.8(a)(v) (to the extent necessary to maintain and support the Outstanding Receivers, including changes thereto) and Section 4.8(a)(vi)). Any end user licenses previously granted or granted with respect to Outstanding Receivers after termination or expiration of this Agreement as permitted herein shall remain in full force and effect, provided that the end user continues to comply with the terms and conditions of such end user license agreement.

(b) Termination by DIRECTV. In addition to the rights in subsection (a) above, in the event of termination of this Agreement by DIRECTV in accordance with the terms of Section 9.2 (Termination for Material Default), the Clear Date shall be deemed to be February 12, 2007 (regardless of the effective date of termination), and all licenses granted to DIRECTV in Section 4.8 (Manufacturing and Distribution License) other than those exercisable solely through the Grace Period shall continue in full force and effect, to the extent applicable, for the eight (8) year Term, subject to DIRECTV’s compliance with the terms and conditions of Section 4.8 (including, without limitation, the license restrictions set forth in Section 4.8(b)) and the payment obligations set forth in Section 3.4, and TiVo shall continue to provide support services (including providing the services set forth in Sections 2.3(e), 2.4, and 4.12, the “TiVo Ongoing Support Services”) for the Outstanding Receivers. In addition, to the extent applicable, the following terms shall survive: Sections 2.4 (with respect to DIRECTV’s option to continue receiving such services for an additional 5 year period), 3.8, 4.1, 4.6 (solely for the eight (8) year term) and 11 (solely for the eight (8) year term).

(c) Termination by TiVo. In addition to the rights in subsection (a) above, in the event of termination of this Agreement by TiVo in accordance with the terms of Section 9.2 (Termination for Material Default), TiVo shall have the option of whether or not to continue to provide the TiVo Ongoing Support Services for the remainder of the eight (8) year term, and so long as TiVo provides such services, DIRECTV shall continue to pay the fees set forth in Section 3.4.

(d) Survival of Provisions of this Agreement. The following Articles and Sections shall survive any expiration or termination of this Agreement. Article 1, Section 2.4 (with respect to the five year obligation specified therein unless terminated by TiVo in accordance with the terms of Section 9.2), Sections 3.9 and 3.10 (for the time periods specified therein), Sections 3.11, 4.1, 4.4, 4.5, Articles V and VI, Sections 7.1, 7.2, 7.3, Sections 7.4 (solely to the extent provided for therein), Section 7.5 (solely to the extent provided for therein), Article VIII, Section 9.5, Article X and Article XII.”

15.	Exhibit B – Schedule 3. The table in Schedule 3 of Exhibit B of the Development Agreement is hereby deleted and replaced in its entirety with the table set forth in Attachment 1 to this Seventh Amendment.

16.	Project Change Requests. The Parties have mutually agreed upon the Project Change Requests set forth in Attachment 2 to this Seventh Amendment. It is expressly understood that any amounts payable to TiVo for the development described in such Project Change Requests shall be deducted from Development Credits pursuant to Section 3.14 of the Development Agreement. TiVo shall complete the agreed changes and submit them for testing to DIRECTV by August 1, 2006, in the case of PCR #81, and by November 1, 2006, in the case of PCR #80. No later than September 1, 2006, DIRECTV will pay TiVo an advance of [*] of the DVR/PVR Service Fees payable under the Development Agreement for the month of February 2007. Subject to TiVo’s completion of the Project Change Requests set forth above, it is expressly understood and agreed that any outstanding waivers granted by DIRECTV to TiVo for activities under the Development Agreement are deemed satisfied.

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17.	Effect of Amendment. Except as expressly modified herein, all other terms and condition of the Development Agreement shall remain in full force and effect.

In Witness Whereof, TiVo and DIRECTV have duly executed this Seventh Amendment by their respective duly authorized officers. This Seventh Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

TiVo Inc.		DIRECTV, Inc.

By:	/s/ Edward Lichty	By:	/s/ Romulo Pontual
Name:	Edward Lichty	Name:	Romulo Pontual
Title:	VP, Corporate Development	Title:	EVP & CTO

Attachment 1

“EXHIBIT B

Schedule 3 – DVR/PVR Service Fee

All fees in this Exhibit B, Schedule 3 are [*].

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

From February 15, 2007, the monthly DVR/PVR Service Fee is [*] with a Combination Receiver.

*	The Average Monthly TiVo Service Charge shall be equal to: (i) the monthly price charged by TiVo for TiVo Service on a TiVo Stand Alone Receiver; or (ii) the weighted-average of the monthly prices charged by TiVo for TiVo Service on a TiVo Stand Alone Receiver, if there is more than one monthly price charged.”

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